Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: August 14, 2018

Media Relations

CONTACT: Lindsay Fennell

PHONE: 724-539-4933

Investor Relations

CONTACT: Kelly Boyer

PHONE: 412-248-8287

KENNAMETAL NAMES DAMON AUDIA CHIEF FINANCIAL OFFICER

PITTSBURGH, Pa., August 14, 2018 — Kennametal Inc. (NYSE: KMT) announced today that its board of directors has appointed Damon Audia to the position of vice president and chief financial officer effective September 24, 2018. Audia will succeed Jan Kees van Gaalen, who served as chief financial officer for three years and announced his retirement in June 2018.

Audia brings more than 25 years of financial expertise to the role, most recently serving as senior vice president and chief financial officer at Carpenter Technology Corporation, a global manufacturer of premium specialty alloys.

“We are very pleased to welcome Damon as our new CFO,” said Kennametal President and CEO Chris Rossi. “Damon’s deep expertise in operational finance and his proven track record of helping businesses grow while maximizing profitability make him uniquely qualified for this role. We look forward to him joining our leadership team and helping us execute on our growth, simplification and modernization plans.”

Prior to Audia’s role at Carpenter Technologies Corporation, he spent ten years in various roles at The Goodyear Tire and Rubber Company, most recently serving as senior vice president of finance for the company’s North America division. He also led the finance group of Goodyear’s Asia Pacific region business unit while based in Shanghai, China and was senior vice president of corporate

Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com

business development. In addition, Audia previously served as Goodyear’s vice president and treasurer and held various financial roles at Delphi Corporation and General Motors.

Audia holds a master’s of business administration from Carnegie Mellon University and an undergraduate degree in general studies from the University of Michigan.

About Kennametal

Celebrating its 80th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2018. Learn more at www.kennametal.com.

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Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com